Exhibit 99.1

Contact:

James Moe
Chief Financial Officer

Black Ridge Acquisition Corp.

(952) 426-1241

FOR IMMEDIATE RELEASE

BLACK RIDGE ACQUISITION CORP. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

New York, NY, October 4, 2017 – Black Ridge Acquisition Corp. (NASDAQ: BRACU) (the “Company”) announced today that its Registration Statement on Form S-1 (SEC File No. 333-220516) was declared effective by the Securities and Exchange Commission. The closing of the Company’s initial public offering of 12,000,000 units is expected to occur on or about October 10, 2017. Each unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), one right to receive one-tenth (1/10) of one share of Common Stock upon consummation of an initial business combination, and one warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. Each Unit will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $120,000,000. Once the securities comprising the units begin separate trading, the common stock, warrants and rights are expected to be traded on Nasdaq under the symbols “BRAC,” “BRACW” and “BRACR,” respectively.

EarlyBirdCapital, Inc. acted as sole book-running manager and Chardan and I-Bankers Securities acted as co-managers of the offering. The offering is being made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 4, 2017. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Black Ridge Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses in the energy or energy-related industries with an emphasis on opportunities in the upstream oil and gas industry in North America.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

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